 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 4, 2020

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

2529 Virginia Beach Blvd., Suite 200
Virginia Beach, VA		23452
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Granting of SAR Award to the Chief Executive Officer

Grant. On August 4, 2020, the Board of Directors (the “Board”) of Wheeler Real Estate Investment Trust, Inc. (the “Company”) granted a stock appreciation right (the “SAR”) to Daniel Khoshaba, the Company’s Chief Executive Officer, with respect to 5,000,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), at a strike price of $1.85 per share, pursuant to a Stock Appreciation Rights Agreement (the “SAR Agreement”).

Performance Condition. The SAR will vest if (A) the average closing price of the Common Stock over all trading days in a consecutive 20-business day period is equal to or greater than $20.00 (the “Price Target”) and (B) Mr. Khoshaba is employed with the Company at such time.

Exercise and Settlement. Once the performance condition has been satisfied, the SAR will vest and be automatically exercised. Upon exercise, Mr. Khoshaba will be entitled to receive a total amount equal to the product of (x) 5,000,000, and (y) the excess of the fair market value of a share of Common Stock on the exercise date over the strike price. Such amount will be paid to Mr. Khoshaba in cash, shares of Common Stock, or a combination thereof in the discretion of the Compensation Committee of the Board (but in no event will the Company issue shares with respect to the SAR if such issuance would cause the Company to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended).

Adjustments to Price Target. If the Company pays cash dividends on the Common Stock, the Price Target shall be correspondingly reduced by the amount of any such cash dividend. Stock issuances by the Company for consideration (outside of a “change of control”) or stock offerings by the Company shall not require an adjustment.

Temporary Lock-Up. Two-thirds of any shares of Common Stock issued to Mr. Khoshaba upon exercise of the SAR will be subject to a temporary lockup, during which Mr. Khoshaba cannot sell, exchange, transfer, assign, pledge, hedge, or otherwise dispose of such shares. The lockup will be released with respect to 50% of those locked-up shares on the first anniversary of achievement of the Price Target, and the remaining 50% of those locked-up shares will be released on the second anniversary of achievement of the Price Target. Notwithstanding the foregoing, Mr. Khoshaba can sell shares to satisfy any withholding taxes due upon exercise of the SAR without violating the lockup, as long as any such withholding taxes are first satisfied to the maximum extent possible by reducing any cash paid to Mr. Khoshaba upon exercise of the SAR.

Change of Control. If there is a “change of control” of the Company during the 10-year term of the SAR, and Mr. Khoshaba remains employed with the Company through the date of such “change of control” transaction, then a portion of the SAR will be eligible to vest upon the consummation of such “change of control” transaction as follows: (i) if the price per share of Common Stock received by the holders of Common Stock (the “COC Price”) equals or exceeds $10, but is less than $15, then 1/3 of the SAR will vest, (ii) if the COC Price equals or exceeds $15, but is less than $20, then 2/3 of the SAR will vest, and (iii) if the COC Price equals or exceeds $20, then all of the SAR will vest.

Shareholder Approval Required. The SAR was granted expressly subject to and conditioned upon (and may not be exercised, in whole or in part, until) approval by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). If such stockholder approval is not obtained at the 2021 Annual Meeting, then the SARs, whether vested or unvested, shall be immediately forfeited for no consideration immediately following such 2021 Annual Meeting.

The foregoing summary of the SAR Agreement does not purport to be complete and is qualified in its entirety by the full text of the SAR Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01      Other Events.

As previously disclosed, on March 13, 2020, the Board, pursuant to the terms of the Company’s charter (the “Charter”), created an Excepted Holder Limit of 11.8% for the following stockholders of the Company: (i) Daniel Khoshaba and (ii) Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Value LLC, and Joseph Stilwell (collectively, the “Stilwell Group”).

On August 4, 2020, the Board increased the Excepted Holder Limit for each of Mr. Khoshaba and the Stilwell Group from 11.8% to 14.0%.

The Excepted Holder Limit provides that any stockholder of the Company for whom an Excepted Holder Limit is created by the Board is exempted from the aggregate stock ownership limit of not more than 9.8% in value of the aggregate of the outstanding shares of common and preferred stock of the Company and is instead subject to the percentage limit established by the Board.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Stock Appreciation Rights Agreement, dated as of August 4, 2020, by and between Daniel Khoshaba and Wheeler Real Estate Investment Trust, Inc.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Crystal Plum
Crystal Plum
Chief Financial Officer

Dated: August 5, 2020

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